Memo

To:      Applebee's International, Inc. Executive Officers
         Members of the Board of Directors

From:    Rebecca R. Tilden

Date:    May 18, 2004

Re:      Notice of Blackout Period

As a director or executive officer of the Company, you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades during pension plan "blackout" periods. Please note the following:

1. The prohibition is being imposed because participants in the Applebee's International, Inc. 401(k) Plan (the "Plan") will be temporarily unable to process Plan related transactions or obtain a distribution from the Plan, including transactions or distributions related to Applebee's common stock, due to certain service enhancements being made to the Plan.

2. You are not permitted to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities) during the Blackout Period described below. In addition, all transactions still remain subject to the provisions of our insider trading policy.

3. The prohibition on sales and other transfers described in 2. above applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company. It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

4. The Blackout Period will commence on close of business Wednesday, June 23, 2004 and end on close of business Tuesday, July 27, 2004.

If you have any questions regarding this notice, please contact me at 913-967-4129 or 4551 W. 107th Street, Overland Park, Kansas 66207.